EXHIBIT 10.29
THIRD AMENDMENT TO THE
JEFFREY G. PARK EMPLOYMENT AGREEMENT
WHEREAS, Jeffrey G. Park (the “Executive”) and Catamaran Corporation (formerly SXC Health Solutions Corporation) and its subsidiary, Catamaran Inc. (formerly SXC Health Solution, Inc.) (collectively, the “Company”) executed an employment agreement (“Agreement”) effective as of June 30, 2008, as amended by the First Amendment thereto, dated December 23, 2008, and the Second Amendment thereto, dated September 1, 2010; and
WHEREAS, the Board of Directors of Catamaran Corporation (the “Board”), through its Compensation Committee (the “Committee”), has determined that the Agreement should be amended to clarify certain matters contained therein.
NOW, THEREFORE, BE IT RESOLVED, in accordance with the foregoing recitals, that the Agreement be amended as follows:

Subsection 5.2(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause (that is not a Termination Arising Out of a Change of Control), then Executive shall be entitled to receive (i) Executive's Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive's Target Incentive Compensation Bonus as established for the year prior to the year in which the termination occurred, if any, pro rated to Executive's date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company's fiscal year); and (iii) the Severance Benefit. For purposes of this Subsection 5.2(c), any payment or benefit that the Executive receives shall be treated as a “separate payment” for the application of Section 409A of the Internal Revenue Code (“Code”). If the Executive receives any payment or benefit due to his Termination by the Company Without Cause, Company will determine if the involuntary separation from service exception of Treasury regulation §1.409A-1(b)(9)(iii) applies. The Severance Benefit shall be paid within 60 days after the date of Executive's separation from service, and Executive shall receive the benefits provided in Subsections 5.2(c)(ii) and (iii) only if Executive executes and does not revoke a Separation Agreement and General Release similar to that attached hereto as Exhibit A within 30 days after the date of Executive's separation from service. If the Compensation Committee determines that the Executive is a Specified Employee then his Severance Benefit due under this paragraph (c) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Executive, if earlier, pursuant to Section 409A of the Code with regard to that portion of the Severance Benefit that does not satisfy the involuntary separation from service exception to Treasury regulation §1.409A-1(b)(9)(iii).”

1.	Subsection 5.2(d) of the Agreement shall be amended by replacing the second and third sentences thereof with the following:

The Change of Control Severance Benefit shall be paid within 60 days after the date of Executive's separation from service, and Executive shall receive the benefits provided in subsections 5.2(d)(ii) and (iii) only if Executive executes and does not revoke a Separation Agreement and General Release similar to that attached hereto as Exhibit A within 30 days after the date of Executive's separation from service.

2.	Subsection 6.10(a) of the Agreement shall be amended by including the following sentence at the end thereof:
Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the 60-day period specified in Sections 5.2(c) and 5.2(d), as applicable, begins in one taxable year and ends in a second taxable year, then each such payment which is conditioned upon Executive's execution of a Separation Agreement and General Release shall be paid or provided in the later of the two taxable years.

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IN WITNESS WHEREOF, the Chairman of the Committee and Executive hereby adopt this Third Amendment to the Agreement, which Amendment is effective as of December 31, 2012.

COMPANY:
CATAMARAN CORPORATION
and CATAMARAN INC.

By:	/s/ Peter J. Bensen	December 17, 2012
	Peter J. Bensen	Date
Chairman of the Compensation Committee of the Company's Board of Directors

EXECUTIVE:
By:	/s/ Jeffrey G. Park	December 17, 2012
	Jeffrey G. Park	Date